Exhibit 99.1
Blaize Reports Second Quarter 2026 Financial Results

El Dorado Hills, Calif. – August 13, 2026 – Blaize Holdings, Inc. (NASDAQ: BZAI, NASDAQ: BZAIW) (“Blaize,” the “Company,” “we,” “us,” and “our”) , a leader in programmable, energy-efficient edge AI computing, today reported financial results for the second quarter ended June 30, 2026.

Second-quarter revenue was $12.0 million, compared with $2.7 million in the first quarter of 2026. Blaize also updated its full-year 2026 revenue outlook to a range of $40.0 million to $43.0 million, reflecting engagements that did not convert into orders, and supply chain cost inflation driven by materially higher memory pricing.

Commercial activity continues across Blaize’s two primary revenue engines: physical AI, spanning autonomous systems, robotics and ruggedized equipment, and the Company’s Hybrid AI Platform. Recent progress includes a first purchase order from Europe for several thousand units and increased activity across the Asia-Pacific region.

Blaize closed a binding agreement covering 2,000 servers, representing approximately $70.0 million at current memory pricing. The Company expects approximately $20.0 million of the agreement to be recognized as revenue in the second half of 2026, with the remaining approximately $50.0 million representing contracted backlog expected to be fulfilled in 2027. The total value of the agreement will vary with memory pricing.

Management Commentary
“While we delivered solid sequential revenue growth in the second quarter, we have reduced our full-year revenue outlook,” said Dinakar Munagala, co-founder and CEO of Blaize. “What changed is the pace at which opportunity converts into orders, alongside materially higher memory pricing.”
“At the same time, we are seeing broader commercial engagement across our target markets and customer base. We opened Europe this year and activity across Asia-Pacific has increased. We believe that diversification, together with more disciplined forecasting and execution, can provide a stronger foundation for more predictable growth over time.”

Harminder Sehmi, CFO of Blaize, added, “Our revised full-year revenue outlook is weighted toward revenue from our largest customer and is based on binding, non-cancellable purchase orders that we believe we can fulfill with inventory commitments already made or planned. We have excluded opportunities that are still advancing, regardless of how far along they may be. This provides a more disciplined basis for our outlook for the remainder of 2026.”

“We are also reviewing our cost structure against our revenue priorities, with an emphasis on operating discipline, optimizing cash consumption and preserving the core capabilities required to execute our strategy.”

Business and Operational Highlights

•Received a first purchase order from Europe for several thousand Blaize-branded units.
•Actively pursuing four national-scale Hybrid AI Platform programs at different stages of development, including applications for facility supervision, production quality grading and fuel-retail monitoring.
•Advancing development of Blaize AI Services in response to requirements from active customer programs, with additional capabilities planned across document processing, quality grading, compliance scoring, video analytics, small language model assistants and industry-specific services.
•Advanced customer qualifications in aerial robotics and ruggedized platforms, supporting potential higher-volume deployments.

Second Quarter 2026 Financials
•Revenue was $12.0 million, compared with $2.0 million in the second quarter of 2025.
•Gross margin was 8%, compared with 58% in the first quarter of 2026 and 59% in the second quarter of 2025. The sequential decline primarily reflects a revenue mix weighted toward lower-margin third-party server hardware.
•Net loss was $28.8 million, compared with a net loss of $22.7 million in the first quarter of 2026 and $29.6 million in the second quarter of 2025.
•Adjusted EBITDA loss, a non-GAAP financial measure, was $20.9 million, compared with an Adjusted EBITDA loss of $13.9 million in the first quarter of 2026 and $12.9 million in the second quarter of 2025.
•Cash and cash equivalents were $36.8 million as of June 30, 2026, compared with $33.2 million as of March 31, 2026.

First Six Months of 2026 Financials

•Revenue was $14.7 million, compared with $3.0 million in the first six months of 2025.
•Gross margin was 17%, compared with 62% in the first six months of 2025.
•Net loss was $51.5 million, compared with a net loss of $177.4 million in the first six months of 2025.
•Adjusted EBITDA loss was $34.8 million, compared with an Adjusted EBITDA loss of $28.3 million in the first six months of 2025.

2026 Financial Outlook

The following forward-looking statements are based on current expectations, and actual results may differ materially, as described below in “Cautionary Statement Regarding Forward-Looking Statements.”

•Full-year revenue in the range of $40.0 million to $43.0 million
•Full-year Adjusted EBITDA loss in the range of $62.0 million to $65.0 million
•Stock-based compensation of approximately $34.7 million
•Weighted average shares outstanding of approximately 141 million shares

This updated revenue outlook reflects what we currently expect to recognize as revenue in 2026, not the full value of business that we expect to book by year-end.

Conference Call

Blaize management will host a conference call today, August 13, 2026, at 2:00 p.m. Pacific Time to discuss the Company’s financial results and outlook. A live webcast will be accessible on Blaize’s investor relations website at ir.blaize.com, and an archived conference call webcast will be available on Blaize’s investor relations website for one year following the live call.

About Blaize

Blaize delivers a programmable AI platform, purpose-built for AI inference workloads in real-world environments. Its Hybrid AI architecture combines the Blaize GSP (Graph Streaming Processor) with GPU-based infrastructure, enabling AI inference workloads to run across edge, cloud, and data center. Blaize solutions support computer vision, multimodal AI, and sensor-driven applications across smart cities, industrial automation, telecommunications, retail, logistics, and mission-critical operations. Blaize is headquartered in El Dorado Hills, California, with presence across North America, Europe, the Middle East, and Asia. Visit www.blaize.com or follow us on LinkedIn @blaizeinc.

Non-GAAP Measures

In addition to financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we report certain key financial measures that are not required by, or presented in accordance with, GAAP. Non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation of, or as a substitute for or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. Accordingly, you are cautioned not to place undue reliance on this information. We believe that along with our GAAP financial information, our non-GAAP financial information when taken collectively and evaluated appropriately, is helpful to investors in assessing our operating performance. In conjunction with net loss calculated in accordance with GAAP, we also use EBITDA and Adjusted EBITDA, as defined below, to evaluate our ongoing operations and for internal planning and forecasting purposes.

EBITDA and Adjusted EBITDA

EBITDA is defined as “Earnings before interest, income taxes, depreciation, and amortization”. Adjusted EBITDA is defined as EBITDA further adjusted for non-cash items such as stock-based compensation, changes in fair value, and operational income and expenses that are not expected to be ongoing, as discussed below in the footnote to “other adjustments”. In reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, we have not reconciled the forward-looking Adjusted EBITDA (Non-GAAP) for the full fiscal year 2026 included above because we are unable to quantify certain amounts that would be required to be included in net income (loss), the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty in predicting, with reasonable certainty, certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to Blaize without unreasonable effort. For the same reasons, Blaize is unable to address the probable significance of the unavailable information. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our 2026 financial outlook; financial projections; stock-based compensation; weighted average shares outstanding; release of the AI Services platform; expectations for growth; the expectations for AI infrastructure ecosystem development and AI services deployment; expected cost reductions and operating expense optimization; the industry in which Blaize operates; market and customer opportunities; and product offerings. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; risks related to the Business Combination, as defined in the Glossary of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 24, 2026, and amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2026 (the “Annual Report on Form 10-K” or “Form 10-K”), including that the expected benefits of the Business Combination are not obtained, whether due to competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, among other things, and that the Business Combination disrupts current plans and operations of the Company; the ability to meet with the applicable stock exchange listing standards from time to time; the ability of the Company to successfully market its products and services; the ability of the Company to successfully deploy its technologies across customer settings; changes in applicable law or regulations; changes in global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, changes in trade policies (including tariffs and other trade measures) of the United States and other countries, interest rate fluctuations, and financial market conditions; prolonged or recurring U.S. federal government shutdowns; the outcome of any legal proceedings that have been or may be instituted against the Company or may involve the Company; the effects of competition on Blaize’s future business; the ability of the combined company to issue equity or equity-linked securities or obtain debt financing on favorable terms or at all; the enforceability of our intellectual property rights, including our copyrights, patents, trademarks and trade secrets, and the potential infringement on the intellectual property rights of others; risks related to human capital; risks related to cybersecurity and data privacy; the outcome of any government and regulatory proceedings, investigations and inquiries that have been or may be instituted against the Company or may involve the Company; and those factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, and other documents filed by Blaize from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made, and

Blaize assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. Readers are cautioned not to put undue reliance on forward-looking statements. Blaize does not give any assurance that it will achieve its expectations. While financial projections are necessarily speculative, Blaize believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The inclusion of financial information or projections in this press release should not be regarded as an indication that Blaize, or its representatives and advisors, considered or consider the information or projections to be a reliable prediction of future events. The independent registered public accounting firm of Blaize has not audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release and, accordingly, has not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release.

Contacts:
Blaize Contact
press@blaize.com

Investors
ir@blaize.com

BLAIZE HOLDINGS, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2026	2025	2026	2025
Net loss	$(28,809)	$(29,589)	$(51,462)	$(177,350)
Depreciation	219	456	405	647
Provision for income taxes	268	39	367	201
Interest income, net	(183)	(314)	(362)	(713)
EBITDA	(28,505)	(29,408)	(51,052)	(177,215)
Stock-based compensation	8,689	7,566	17,637	18,606
Fair value changes and financing charges	(1,948)	7,557	(2,975)	117,087
Transaction costs	—	—	—	12,035
Related party settlement expense	2,760	—	2,760	—
Non-cash inventory cost realignment adjustments	(572)	81	(466)	(544)
Other adjustments	(1,287)	1,271	(693)	1,710
Adjusted EBITDA	$(20,863)	$(12,933)	$(34,789)	$(28,321)